Exhibit 99.1

LIBERTY INTERACTIVE REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2012 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: LINTA, LINTB) today reported second quarter results. Highlights include(1):

•	Grew consolidated QVC revenue by 4% and adjusted OIBDA(2) by 5%

◦	Received government approval and finalized our joint venture in China in July

◦	Raised $500 million in 10-year senior secured notes with a coupon of 5.125%

◦	QVC.com revenue as a percent of total US revenue increased to 39%

◦	Operating income increased 7%

•	Holding annual stockholder meeting today to vote on creation of new Liberty Ventures tracking stock

•	Repurchased $257 million of Liberty Interactive stock from May 1, 2012 through June 29, 2012, after which we mailed our proxy statement

“QVC continues to produce solid results despite a challenging macroeconomic environment. We were pleased we received government approval in China and finalized our joint venture with China National Radio in July,” stated Greg Maffei, Liberty Interactive President and CEO. “We have a stockholder vote later today and expect our new Liberty Ventures tracking stock to begin trading on August 10. We continued our share repurchases reinvesting $257 million.”

Liberty Interactive's revenue increased 5% to $2.4 billion in the second quarter, adjusted OIBDA increased 1% to $455 million and operating income increased 1% to $290 million. The increase in revenue was due to favorable results at QVC and the eCommerce companies. The increase in adjusted OIBDA and operating income for the quarter was due to favorable results at QVC which were offset by diminished results at the eCommerce companies.

QVC
QVC's consolidated revenue increased 4% in the second quarter to $2.0 billion. During the same period, adjusted OIBDA increased 5% to $438 million and operating income increased 7% to $301 million.

“QVC's performance was driven by another strong quarter of eCommerce and mobile purchasing, a trend that continues to accelerate across our global markets,” said QVC President and CEO, Mike George.  “Our customers are embracing QVC's unique digital shopping experience, fueled by great values on distinctive products across each of our growing platforms.”

QVC's U.S. revenue increased 4% to $1.3 billion in the second quarter, while gross product revenue increased 5% as a result of strength in beauty, electronics and apparel products. This was reduced to a 4% increase overall due to an increase in second quarter returns as a percent of gross product revenue of 117 basis points primarily due to increased return rates in apparel, health, beauty and jewelry due to the mix of products within those categories. Average selling price ("ASP") increased 5% from $52.02 to $54.84, while units sold remained flat compared to the prior year second quarter. In the same period, eCommerce revenue increased 15% to $498 million and grew to 39% from 35% as a percentage of total U.S. revenue. Adjusted OIBDA increased 3% to $315 million, with adjusted OIBDA margin(2) decreasing slightly due to lower product margins.

QVC's international revenue increased 4% in the second quarter to $694 million. The second quarter results included the negative impact of the strengthening of the U.S. Dollar against the Euro and U.K. Pound Sterling that was somewhat offset by the positive impact of the weakening of the U.S. Dollar against the Japanese Yen. International adjusted OIBDA increased 9% to $123 million and adjusted OIBDA margin increased 76 basis points in the second quarter.

QVC Japan's revenue grew13% in local currency in the second quarter primarily due to increased sales in home and apparel as well as the earthquake and related events experienced last March. QVC Japan's ASP in local currency increased 3% and units shipped increased 12% in the second quarter. QVC Japan's second quarter returns as a percent of gross product revenue in local currency increased by 144 basis points primarily due to higher return rates in apparel, jewelry and home due to the mix of products within those categories. QVC Japan's adjusted OIBDA in local currency increased 16% and adjusted OIBDA margin increased 65 basis points in the second quarter. The increase in adjusted OIBDA margin was due primarily to lower commissions expense as a result of contract renegotiations and fixed commission fee revenue leverage as well as a higher absorption of warehouse and call center costs due to increased revenue. Product margins also increased primarily due to higher product margins in the beauty category.

QVC Germany's revenue declined 1% in local currency in the second quarter primarily due to decreased sales in health and fitness and apparel, somewhat offset by increased sales of beauty products. QVC Germany's ASP in local currency decreased 3% and units shipped declined 1% in the second quarter. QVC Germany's second quarter returns as a percent of gross product revenue in local currency improved by 219 basis points and was primarily due to a shift in mix from apparel to beauty. QVC Germany's adjusted OIBDA in local currency increased 7% and adjusted OIBDA margin increased 127 basis points in the second quarter. The improvement in OIBDA margin was driven by a reversal of earlier bonus accruals to better reflect current business results, along with expense management and lower returns volume.

QVC UK's revenue increased 4% in local currency in the second quarter primarily due to sales increases in beauty and apparel products. QVC UK's ASP in local currency increased 3% and units shipped increased 1% for the second quarter. QVC UK's second quarter returns as a percent of gross product revenue in local currency increased by 37 basis points primarily due to a product mix shift to apparel. QVC UK's adjusted OIBDA in local currency decreased 16% and adjusted OIBDA margin decreased 342 basis points in the second quarter. The decrease in adjusted OIBDA margin was primarily due to higher duplicate running costs including an existing lease cancellation accrual associated with the transition to the UK's new headquarters in June 2012.

QVC Italy continued the trend upward with a 21% sequential sales growth in local currency over the first quarter of 2012. QVC Italy's sales were primarily from the home, beauty and apparel product categories.

QVC's outstanding bank and bond debt was $2.3 billion at June 30, 2012.

eCommerce Businesses
In the aggregate, Liberty Interactive's eCommerce businesses increased revenue 13% to $391 million for the second quarter. Adjusted OIBDA decreased 36% to $23 million for the quarter and operating income decreased to a loss of $1 million. All but one of our eCommerce businesses reported an increase in revenue for the quarter as a result of increased marketing efforts driving additional traffic and increased conversion resulting from site optimization and broader inventory offerings. The decrease in adjusted OIBDA was the result of legal settlements, increased spending in paid search as a percentage of revenue, increased promotional activity to move seasonal inventory, lower advertising revenue due to pricing and a shift to mobile applications and a management compensation arrangement to retain key personnel for transition purposes at one of our eCommerce subsidiaries.

Share Repurchases
From May 1, 2012 through June 29, 2012, after which we mailed our proxy statement, Liberty Interactive repurchased approximately 14.7 million Series A Liberty Interactive shares at an average cost per share of $17.52 for total cash consideration of $257.4 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty Interactive has repurchased approximately 172.2 million shares at an average cost per share of $18.99 for aggregate cash consideration of $3.3 billion. These repurchases represent approximately 24.6% of the shares outstanding at the time of creation of the Liberty Interactive stock. As of July 31, 2012, Liberty Interactive had approximately $429 million remaining under its stock repurchase authorization.

Liberty Interactive holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and Right Start, and also owns interests in HSN, Tree.com, Interval Leisure Group, TripAdvisor, Expedia and Lockerz.

FOOTNOTES

1)
Liberty Interactive Corporation's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 10:00 a.m. (ET) on August 8, 2012. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE CORPORATION FINANCIAL METRICS

(amounts in millions)	2Q11	2Q12	% Change
Revenue
QVC
US	$1,232	1,280	4%
International	666	694	4%
Total QVC Revenue	1,898	1,974	4%
eCommerce businesses	347	391	13%
Total Liberty Interactive Revenue	$2,245	2,365	5%

Adjusted OIBDA
QVC
US	$305	315	3%
International	113	123	9%
Total QVC Adjusted OIBDA	418	438	5%
eCommerce businesses	36	23	(36)%
Corporate and other	(4)	(6)	(50)%
Total Liberty Interactive Adjusted OIBDA	$450	455	1%

Operating Income
QVC
US	$204	214	5%
International	77	87	13%
Total QVC Operating Income	281	301	7%
eCommerce businesses	19	(1)	(105)%
Corporate and other	(12)	(10)	17%
Total Liberty Interactive Operating Income	$288	290	1%

QVC OPERATING METRICS

(amounts in millions except average sale price amounts)	2Q11	2Q12	% Change
QVC - US(1)
Revenue	$1,232	1,280	4%
Adjusted OIBDA	$305	315	3%
Adjusted OIBDA margin	24.76%	24.61%	-15 bps
Average sale price (ASP)	$52.02	54.84	5%
Units sold	25.68	25.59	—%
eCommerce % of US revenue	35.08%	38.89%	381 bps
Return rate	18.44%	19.61%	-117 bps

QVC - Japan(1)
Revenue	$269	310	15%
Adjusted OIBDA	$59	70	19%
Adjusted OIBDA margin	21.93%	22.58%	65 bps
Average sale price (ASP)	6,179	6,376	3%
Units sold	3.89	4.35	12%

QVC - Germany(1)
Revenue	$237	210	(11)%
Adjusted OIBDA	$41	39	(5)%
Adjusted OIBDA margin	17.3%	18.57%	127 bps
Average sale price (ASP)	36.51	35.31	(3)%
Units sold	5.99	5.92	(1)%

QVC - UK(1)
Revenue	$154	156	1%
Adjusted OIBDA	$26	21	(19)%
Adjusted OIBDA margin	16.88%	13.46%	-342 bps
Average sale price (ASP)	27.07	27.90	3%
Units sold	3.74	3.79	1%

QVC - Italy(1)
Revenue	$6	18	200%
Adjusted OIBDA	$(13)	(7)	46%
Adjusted OIBDA margin	(216.67)%	(38.89)%	NM
Average sale price (ASP)	32.83	32.71	—%
Units sold	0.13	0.47	NM

(1)	Revenue and adjusted OIBDA change calculated in US dollars, not local currency

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2012 to the same period in 2011.

On September 23, 2011, Liberty Interactive completed the split-off of a wholly owned subsidiary, Liberty Media Corporation ("LMC") (formerly known as Liberty CapStarz, Inc. and Liberty Splitco, Inc.) (the "Split-Off"). At the time of the Split-Off, LMC owned all the assets, businesses and liabilities attributed to the Liberty Capital and Liberty Starz tracking stock groups immediately prior to the Split-Off. The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive for all of the common stock of LMC. This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

Following the Split-Off, Liberty Interactive and LMC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty Interactive and LMC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement. Certain prior period amounts have been reclassified for comparability with the current presentation.

The following financial information is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2012	6/30/2012
Expedia(1)	$1,157	1,664
TripAdvisor(1)	1,235	1,169
HSN(1)	761	808
Interval Leisure Group and Tree.com(1)	311	348
Non Strategic Public Holdings(2)	1,339	1,380
Total Liberty Interactive	$4,803	5,369

(1)
Represents fair value of Liberty Interactive's investments. In accordance with GAAP, Liberty Interactive accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values which aggregated $1,137 million and $1,160 million at March 31, 2012 and June 30, 2012, respectively.

(2)	Represents Liberty Interactive's non-strategic public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2012	6/30/2012
Cash and liquid investments(1)	$802	790
Less: Short-term marketable securities	8	—
Total Liberty Interactive Cash (GAAP)	$794	790

Debt:
Senior notes and debentures(2)	$1,100	1,100
Senior exchangeable debentures(3)	2,965	2,854
QVC senior notes(2)	2,000	2,000
QVC bank credit facility	382	302
Other	97	118
Total Liberty Interactive Debt	6,544	6,374
Unamortized discount	(19)	(19)
Fair market value adjustment	(342)	(306)
Total Liberty Interactive Debt (GAAP)	$6,183	6,049

(1)
Includes $8 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2012, which are included as other current assets on Liberty Interactive's balance sheet.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)	Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.

Total cash and liquid investments decreased $12 million, primarily due to stock repurchases, debt repayments and capital expenditures. These cash outflows were partially offset by cash flow from operations at QVC and proceeds received from dispositions. Total debt decreased by $170 million, primarily due to repayments on the QVC bank credit facility and $111 million of extraordinary distributions made on the 3.5% senior exchangeable debentures as a result of the Motorola Mobility acquisition. These repayments were partially offset by borrowings at various eCommerce businesses.

Important Notice: Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) President and CEO, Gregory B. Maffei will discuss Liberty Interactive's earnings release in a conference call that will begin at 10:00 a.m. (ET) on August 8, 2012. The call can be accessed by dialing (800) 967-7187 or (719) 457-2715 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:00 a.m. (ET) on August 15, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 4430057#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on the Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, the creation of the Liberty Ventures tracking stock, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, our ability to satisfy the conditions to the creation of the Liberty Ventures tracking stock and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Additional Information
Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Interactive's proposed new tracking stock or Liberty Interactive's existing common stock. The offer and sale of shares of the proposed tracking stock will only be made pursuant to Liberty Interactive's effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement filed with the SEC, including the definitive proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty Interactive's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty Interactive and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, is available in the definitive proxy materials filed with the SEC.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty Interactive's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest privately held business (QVC) owned by Liberty Interactive at June 30, 2012, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Liberty Interactive
QVC
Revenue - US	$1,232	1,196	1,792	1,240	1,280
Revenue - International	666	690	857	692	694
Revenue - Total	$1,898	1,886	2,649	1,932	1,974
Adjusted OIBDA - US	305	259	401	270	315
Adjusted OIBDA - International	113	114	178	120	123
Adjusted OIBDA - Total	$418	373	579	390	438
Operating income - US	204	159	254	171	214
Operating income - International	77	75	143	87	87
Operating income - Total	$281	234	397	258	301
Gross margin - US	37.5%	35.7%	34.6%	35.6%	37.2%
Gross margin - International	38.0%	36.7%	37.4%	37.7%	38.1%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Liberty Interactive
Adjusted OIBDA	$450	377	618	418	455
Depreciation and amortization	(148)	(151)	(193)	(143)	(147)
Stock compensation expense	(14)	(2)	(17)	(17)	(18)
Operating Income	$288	224	408	258	290

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that reportable segment's operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Liberty Interactive
QVC Adjusted OIBDA
QVC US	$305	259	401	270	315

QVC Japan	59	61	78	63	70
QVC Germany	41	40	69	46	39
QVC UK	26	24	40	20	21
QVC Italy	(13)	(11)	(9)	(9)	(7)
QVC International adjusted OIBDA	$113	114	178	120	123

Consolidated QVC adjusted OIBDA	$418	373	579	390	438
Depreciation and amortization	(131)	(133)	(176)	(127)	(129)
Stock compensation	(6)	(6)	(6)	(5)	(8)
Operating Income	$281	234	397	258	301

eCommerce Businesses
Adjusted OIBDA	$36	9	49	34	23
Depreciation and amortization	(16)	(17)	(17)	(17)	(16)
Stock compensation	(1)	6	(2)	(2)	(8)
Operating Income (Loss)	$19	(2)	30	15	(1)

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

6/30/2012	12/31/2011
amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$790	847
Trade and other receivables, net	664	1,054
Inventory, net	1,096	1,071
Other current assets	87	148
Total current assets	2,637	3,120

Investments in available-for-sale securities and other cost investments	1,384	1,168
Investments in affiliates, accounted for using the equity method	1,213	1,135
Property and equipment, at cost	2,093	2,002
Accumulated depreciation	(925)	(869)
1,168	1,133
Intangible assets not subject to amortization:
Goodwill	5,985	5,978
Trademarks	2,525	2,518
8,510	8,496
Intangible assets subject to amortization, net	2,045	2,209
Other assets, at cost, net of accumulated amortization	74	78
Total assets	$17,031	17,339

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$482	482	599
Accrued liabilities	682	801
Current portion of debt	1,485	1,189
Deferred income tax liabilities	836	851
Other current liabilities	372	128
Total current liabilities	3,857	3,568

Long-term debt, including $2,548 million and $2,443 million measured at fair value	4,564	4,850
Deferred income tax liabilities	2,083	2,046
Other liabilities	218	248
Total liabilities	10,722	10,712

Equity:
Total stockholders' equity	6,177	6,493
Noncontrolling interests in equity of subsidiaries	132	134
Total equity	6,309	6,627
Commitments and contingencies
Total liabilities and equity	$17,031	17,031	17,339

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
	amounts in millions
REVENUE AND GROSS PROFIT:
Net retail sales	$2,365	2,245	4,679	4,404
Cost of sales (exclusive of depreciation shown separately below)	1,488	1,398	2,954	2,775
Gross Profit	877	847	1,725	1,629

OPERATING COSTS AND EXPENSES:
Operating	199	209	407	412
Selling, general and administrative, including stock-based compensation	241	202	480	419
Depreciation and amortization	147	148	290	297
	587	559	1,177	1,128
Operating income	290	288	548	501

OTHER INCOME (EXPENSE):
Interest expense	(107)	(107)	(213)	(221)
Share of earnings (losses) of affiliates, net	35	37	46	57
Realized and unrealized gains (losses) on financial instruments, net	(160)	89	(178)	30
Gains (losses) on dispositions, net	288	—	288	—
Other, net	30	3	33	21
	86	22	(24)	(113)
Earnings (loss) from continuing operations before income taxes	376	310	524	388
Income tax (expense) benefit	(127)	(115)	(170)	(130)
Earnings (loss) from continuing operations	249	195	354	258
Earnings (loss) from discontinued operations, net of taxes	—	74	—	410
Net earnings (loss)	249	269	354	668
Less net earnings (loss) attributable to the noncontrolling interests	15	12	29	22
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$234	257	325	646
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders:
Liberty Capital common stock	NA	8	NA	301
Liberty Starz common stock	NA	67	NA	119
Liberty Interactive common stock	$234	182	325	226
	$234	257	325	646

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Six months ended
	6/30/2012	6/30/2011
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$354	668
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(410)
Depreciation and amortization	290	297
Stock-based compensation	35	30
Share of (earnings) losses of affiliates, net	(46)	(57)
Realized and unrealized (gains) losses on financial instruments, net	178	(30)
(Gains) losses on disposition of assets, net	(288)	—
Deferred income tax expense (benefit)	26	(44)
Other, net	(14)	(50)
Changes in operating assets and liabilities
Current and other assets	357	230
Payables and other liabilities	(162)	(302)
Net cash provided (used) by operating activities	730	332

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	348	—
Investment in and loans to cost and equity investees	(108)	(7)
Capital expended for property and equipment	(151)	(103)
Net sales (purchases) of short term investments	46	(48)
Other investing activities, net	(40)	1
Net cash provided (used) by investing activities	95	(157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	666	192
Repayments of debt	(873)	(393)
Repurchases of Liberty Interactive common stock	(637)	—
Other financing activities, net	(26)	(42)
Net cash provided (used) by financing activities	(870)	(243)
Effect of foreign currency exchange rates on cash	(12)	11
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	294
Cash provided (used) by investing activities	—	144
Cash provided (used) by financing activities	—	(146)
Change in available cash held by discontinued operations	—	(276)
Net cash provided (used) by discontinued operations	—	16

Net increase (decrease) in cash and cash equivalents	(57)	(41)
Cash and cash equivalents at beginning of period	847	1,353
Cash and cash equivalents at end of period	$790	1,312